Exhibit 5.1

[Letterhead of Jones Day]

June 26, 2012

USG Corporation

550 West Adams Street

Chicago, Illinois 60661

Re:	Registration on Form S-3 of up to 1,249,219 Shares of Common Stock of USG Corporation

Ladies and Gentlemen:

We have acted as counsel for USG Corporation, a Delaware corporation (the “Company”), in connection with the registration for resale from time to time, on a delayed basis, by the USG Corporation Retirement Plan Trust (the “Selling Stockholder”) of up to 1,249,219 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share, and the associated preferred stock purchase rights (the “Rights”), as contemplated by the Registration Statement on Form S-3 filed by the Company to effect registration of the Shares and the Rights under the Securities Act of 1933 (the “Securities Act”) and to which this opinion has been filed as an exhibit (the “Registration Statement”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Shares have been authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2.	When issued in accordance with the Rights Agreement, dated as of December 21, 2006, as amended by the Amendment to Rights Agreement, dated as of December 5, 2008 (as so amended, the “Rights Agreement”), between the Company and Computershare Investor Services, LLC, as rights agent, the Rights will constitute valid and binding obligations of the Company.

In rendering the opinion set forth in paragraph 2 above, we have assumed that (i) the Company’s Board of Directors has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance and administration of the Rights and (ii) the Rights Agreement constitutes a valid and binding obligation of each party thereto other than the Company. It should be understood that (x) the Rights, by their terms, are subject under certain circumstances to becoming void in the hands of certain holders or purported transferees, (y) our opinion addresses the Rights and the Rights Agreement in their entirety and does not address the validity or binding effect of any particular provision of the Rights or the Rights Agreement and (z) the effect, if any, that the invalidity of any particular provision of the Rights Agreement or the Rights might have on any

USG Corporation

June 26, 2012

other provision, or the entirety, of the Rights Agreement or the Rights is not settled under applicable law and could be affected by the facts and circumstances existing at the time of any adjudication of the issue. It should also be understood that our opinion does not address the substance or consequences of any adjudication of the issue. It should also be understood that our opinion does not address the substance or consequences of any determination that a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights Agreement or the Rights at some future time based on the facts and circumstances existing at that time.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Opinion” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day